EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
January 25, 2013	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO) (252-940-4936)
Bill Wall (Secretary) (252-940-5017)
Website: www.firstsouthnc.com

First South Bancorp, Inc. Appoints New Member to Board of Directors

Washington, North Carolina – First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), announces that L. Steven Lee was appointed as a member of the Board of Directors of the Company and elected as a member of the Board of Directors of the Bank, effective as of January 24, 2013.

Bruce Elder, President and Chief Executive Officer of the Company, commented on Mr. Lee’s appointment saying, “The Board of Directors is extremely pleased to have Steve Lee join the Company and the Bank as a new Director. Steve is a successful business man and we are fortunate to have a leader with his qualities and abilities to serve as a member of our Board of Directors. The Bank has over 110 years of commitment and service to North Carolina, and going forward under the Board’s direction, we will continue to participate in the economic development in the communities we serve. We believe by working together, both the Bank and our market area will grow and prosper.”

Mr. Lee, age 62, joined Lee Chevrolet, Inc. of Washington, North Carolina in 1972, and has been its owner, President and General Manager since 1987. Mr. Lee is a member of the National Automobile Dealers Association (NADA) and the North Carolina Automobile Dealers Association (NCADA). He currently serves on the Board of Directors of the NCADA and the Dealers Choice Mutual Insurance Company.

Mr. Lee is a graduate of Pantego High School, Pantego, North Carolina and Chowan College, Murfreesboro, North Carolina, where he majored in Business Administration. He is also a graduate of the General Motors Merchandizing and Management School.

He is a member of the First Presbyterian Church located in Washington, North Carolina, and has served as an elder and a deacon. He is also a member of the Kiwanis Club and the Washington Yacht & Country Club, having served as a past member of their Board of Directors.

Mr. Lee and his wife, Jean, reside in Washington, North Carolina and they have two sons, a daughter, and nine grandchildren.

First South Bank has been serving the citizens of eastern North Carolina since 1902 and offers a variety of financial products and services, including a leasing company. Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 26 full service branch offices located throughout eastern and central North Carolina.

First South Bancorp, Inc. may be accessed on its website at www.firstsouthnc.com. The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

(NASDAQ: FSBK)